Exhibit 99.1

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	Chief Executive Officer	Executive Vice President and
	(972) 364-8111	Chief Financial Officer
(972) 364-8217

CONCENTRA ANNOUNCES PROPOSED

OFFERING OF DEBT SECURITIES

ADDISON, Texas, May 10, 2004 – Concentra Operating Corporation (“Concentra” or “the Company”) today announced that it is considering the commencement of a Rule 144A offering of $150 million principal amount of senior subordinated notes due 2012 and an amendment of its existing credit facility to incur an additional $70 million in term loans. Subject to acceptable market and interest rate conditions, the Company anticipates completing this offering and amendment during the current quarter.

The senior subordinated notes would be general unsecured obligations of the Company and would be subordinated to all existing and future senior debt of the Company and pari passu with the Company’s existing 9 1/2% Senior Subordinated Notes due 2010 and remaining 13% Senior Subordinated Notes due 2009. The additional term loans would bear the same covenants and maturity dates as established in the Company’s existing Senior Credit Agreement.

The Company intends to use the net proceeds of the offering and additional borrowings under the amended Senior Credit Agreement, together with approximately $48 million of cash on hand, to fund its concurrently announced tender offer for all of its outstanding 13% Senior Subordinated Notes due 2009 and to pay a dividend of approximately $97 million to Concentra Inc., its parent corporation, to enable Concentra Inc. to pay a dividend to its stockholders. The Company also stated that it will likely expense approximately $15 million in debt termination costs and up to $3 million in equity instrument adjustments and other compensatory costs incurred in connection with the transactions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. The securities to be offered have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Concentra, headquartered in Addison, Texas, the successor to and a wholly owned subsidiary of Concentra Inc., provides services designed to contain healthcare and disability costs and serves the occupational, auto and group healthcare markets.

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Concentra Announces Proposed Offering of Securities

May 10, 2004

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company’s operations, changes in nationwide employment and workplace injury trends, interruption in its data processing capabilities, operational, financing, completion and strategic risks related to the Company’s capital structure, planned refinancing of indebtedness, tender offer, and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company’s services and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events, or otherwise.

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